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                                                                    EXHIBIT 11.1



                 SUPPLEMENTAL COMPUTATIONS OF NET LOSS PER SHARE

                                  SYBASE, INC.

(In thousands, except per share data)


                                                  Three Months                         Nine Months Ended
                                               Ended September 30,                       September 30,
                                        ------------------------------          -----------------------------
                                           1997                1996                1997                1996
                                        ----------          ----------          ----------           --------
                                        (Restated)          (Restated)          (Restated)          (Restated)
Weighted average common shares
 outstanding for the period                 79,282              75,748              78,456             74,755
                                        ==========          ==========          ==========           ========


Net loss                                $   (5,950)         $  (52,629)         $  (29,903)          $(84,112)
                                        ==========          ==========          ==========           ========

Net loss per share -
 basic and diluted                      $    (0.08)         $    (0.69)         $    (0.38)          $  (1.13)
                                        ==========          ==========          ==========           ========


The effect of employee stock options has not been included in the calculation of net loss per share as their inclusion would be anti-dilutive.